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                                   EXHIBIT 12

                               AVISTA CORPORATION

              Computation of Ratio of Earnings to Fixed Charges and
                  Preferred Dividend Requirements Consolidated
                             (Thousands of Dollars)

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
                                               12 Mos.
                                                Ended                      Years Ended December 31
                                               June 30,       -----------------------------------------------------
                                                 2000           1999           1998           1997           1996
                                               --------       --------       --------       --------       --------
Fixed charges, as defined:
         Interest on long-term debt            $ 60,213       $ 62,032       $ 66,218       $ 63,413       $ 60,256
         Amortization of debt expense
           and premium - net                      3,071          3,044          2,859          2,862          2,998
         Interest portion of rentals              4,476          4,645          4,301          4,354          4,311
                                               --------       --------       --------       --------       --------
             Total fixed charges               $ 67,760       $ 69,721       $ 73,378       $ 70,629       $ 67,565
                                               ========       ========       ========       ========       ========

Earnings, as defined:
         Net income from continuing ops        $(12,834)      $ 26,031       $ 78,139       $114,797       $ 83,453
         Add (deduct):
           Income tax expense                     5,757         16,740         43,335         61,075         49,509
           Total fixed charges above             67,760         69,721         73,378         70,629         67,565
                                               --------       --------       --------       --------       --------
             Total earnings                    $ 60,683      $112,492       $194,852       $246,501       $200,527
                                               ========       ========       ========       ========       ========

Ratio of earnings to fixed charges .....           0.90           1.61           2.66           3.49           2.97
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